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EXHIBIT 99(a)



For more information, contact:

Betsy Bender, Frontstep
614-523-7344
betsy.bender@frontstep.com
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                             SYMIX BECOMES FRONTSTEP
              - SHAREHOLDERS APPROVE NAME CHANGE AT ANNUAL MEETING-


         COLUMBUS, OHIO, Nov. 8, 2000 - Symix Systems, Inc. (Nasdaq: SYMX), a leading provider of business systems for midsized manufacturers and distributors, announced that a proposal to change its name to Frontstep, Inc. won overwhelming support from shareholders at the company's annual meeting held today.

         The company will immediately begin operating as Frontstep. Pending the completion of required filings with regulatory agencies and Nasdaq in the next few days, the company's common stock will be traded under the symbol "FSTP." The existing Symix sales and services organization will continue to serve as the company's direct channel to manufacturers and will operate as a subsidiary of Frontstep.

         The name change reflects the company's transformation to fully leverage the Internet in the systems it provides to manufacturers, distributors and trading exchanges - as well as the new channels, delivery methods and pricing options the company is using to accelerate adoption of the Frontstep E-business Suite. This transformation is the most dramatic change in the more than 20-year history of the company, warranting the name change.

         "We have an exciting opportunity to advance the competitive position of our customers by providing practical and pragmatic solutions that allow them to buy, sell and collaborate over the Internet," said Stephen A. Sasser, president and chief executive officer of Frontstep. "In today's connected world, companies must have a strong outside game to be able to operate at Internet speed with their customers, suppliers, distributors and trading partners. Our comprehensive suite of e-business solutions, combined with our experience in the midmarket, uniquely qualifies Frontstep to turn the promise of the Internet into a reality for midsized

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companies. We have reshaped the company around the e-business imperative, as reflected by the products, services, partnerships and customer successes we've built over the last year."

         ABOUT FRONTSTEP

         Frontstep, Inc. provides companies with the products, expertise and access to online communities to rapidly plan, build, launch and advance an e-business strategy. Frontstep offers a complete suite of software and services, including CRM, online customer sales and service, Web-driven channel management, supply chain management, e-procurement, collaboration and integration. The company's Symix subsidiary provides manufacturers with complete business systems encompassing both e-business and enterprise management, while the company's brightwhite subsidiary delivers strategic e-business consulting services. For more information on Frontstep, visit http://www.frontstep.com.

                                       ###


This news release may contain forward-looking statements related to anticipated business and financial performance. Achieving anticipated results could take longer than expected and market factors could change anticipated results. Actual results could differ materially from results anticipated in the forward-looking statements. In addition, forward-looking statements involve risks and uncertainties, including, but not limited to, the demand for and market acceptance of the company's products and services, the impact of competitive products, increased sales and earnings, and the completion of other factors detailed in the company's filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 30, 2000.


Symix is a trademark of Symix Systems, Inc. or its affiliates. Frontstep is a trademark of Frontstep, Inc. brightwhite is a trademark of brightwhite solutions, inc. All other trademarks or registered trademarks are the property of their respective owners.